 EXHIBIT 99.1

NEWS

COLUMBIA LABORATORIES REPORTS
SECOND QUARTER 2008 FINANCIAL RESULTS

Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ - August 7, 2008-Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and six-month periods ended June 30, 2008. Highlights for, and subsequent to, the quarter include:

    ● Net revenues for the second quarter of 2008 were $9.3 million, a 27% increase from $7.3 million in the second quarter of 2007;

    ● Net revenues for the first half of 2008 were $18.3 million, a 31% increase from $14 million in the first half of 2007;

    ● Completed patient treatment and follow up in the Phase II clinical study of vaginal lidocaine to prevent and treat dysmenorrhea
    (a condition typified by painful menstruation);

    ● Study centers are screening and enrolling patients in the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study of
    PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy;

    ●Increased visibility for CRINONE 8% (progesterone gel) via interviews of Dr. David Keefe, professor at the University of South Florida, on the Conceive On-air Network and Dr. George Creasy, Columbia's vice president of clinical research, on CBS radios Health & Well Being
    Report.

"The second quarter 2008 was another strong quarter for Columbia, stated Robert S. Mills, Columbia's president and chief executive officer. It was our sixth consecutive quarter of increased revenues, and we posted the Company's highest-ever quarterly sales figures.

"Our R&D programs for vaginal lidocaine and the PREGNANT Study remain on schedule.  We look forward to reporting Phase II lidocaine study results near the end of August and expect to report results of the PREGNANT Study late in the first half of 2009.  Both of these programs address very large markets and, if successful, offer significant potential upside for the Company and our investors."

Second Quarter Financial Results

Net revenues for the second quarter of 2008 were $9.3 million, compared to $7.3 million for the second quarter of 2007, an increase of 27%.

Net revenues from progesterone products increased 59% to $6.8 million in the second quarter of 2008 compared with $4.3 million in the second quarter of 2007. The increase reflects increased sales of CRINONE 8% in both the U.S. and foreign markets and PROCHIEVE 4%.  Net revenues from our other products were $2.5 million in the second quarter of 2008 as compared with $3.0 million in the second quarter of 2007, due to the timing of RepHresh orders.

Columbia Laboratories Reports Second Quarter 2008 Financial Results                                                                                                                                                        Page 2 of  5
August 7 , 2008

Gross profit grew 40% from $4.5 million in the second quarter of 2007 to $6.3 million in the second quarter of 2008. Gross profit margin increased from 62% to 68% reflecting a shift in product sales mix from RepHresh toward CRINONE® 8%, a higher-margin product.

Total operating expenses were $8.7 million in the second quarter of 2008 compared to $6.3 million in the prior year period.

▪ Selling and distribution expenses were $3.3 million in the second quarter of 2008, an increase from $2.2 million in the second quarter of 2007, primarily reflecting costs in 2008 associated with the expansion of the sales force in the second half of 2007 from 20 to 32 persons, market research to aid the Company in marketing CRINONE® 8% in the U.S., and sponsorships of medical conventions.

▪ General and administrative costs increased to $2.4 million in the second quarter of 2008 from $1.9 million a year ago.  The increase was primarily related to increased professional fees and compensation expense.

▪ Research and development costs increased to $1.7 million in the second quarter of 2008 from $1.0 million in the second quarter of 2007.  The increase was primarily related to costs of the PREGNANT Study and the continued development of lidocaine for women with dysmenorrhea.

▪ The Company amortized $1.3 million of the acquisition cost for the U.S. license rights to CRINONE 8% in the second quarter of both 2008 and 2007.

▪ Other income and expense for the second quarter of 2008 aggregated to a net expense of $1.9 million versus $1.7 million in the second quarter of 2007.

As a result, the Company reported a net loss of $4.3 million, or $0.08 per basic and diluted share, for the second quarter of 2008 as compared to a restated net loss of $3.6 million, or $0.07 per basic and diluted share, for the second quarter of 2007.

As of June 30, 2008, Columbia had cash and cash equivalents of $10.6 million. This compares to cash and cash equivalents of $13.1 million at March 31, 2008.  During the quarter, working capital increased by $1.9 million.

Quarterly Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results of the second quarter ended June 30, 2008, as follows:

Date:	Thursday, August 7, 2008
Time:	11:00 AM ET
Dial-in numbers:	877-397-0272 (U.S. & Canada) or 719-325-4936
Live webcast:	www.cbrxir.com, under "Events"

The teleconference replay will be available two hours after completion through Thursday, August 14, 2008 at (888) 203-1112 (U.S. & Canada) or (719) 457-0820. The replay passcode is 9575641.  The archived webcast will be available for one year on the Company’s investor website, www.cbrxir.com, under "Events."

About Columbia Laboratories
Columbia Laboratories, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the women’s healthcare and endocrinology markets that use its novel bioadhesive drug delivery technology.  Columbia markets CRINONE® 8% (progesterone gel) and PROCHIEVE® 8% (progesterone gel) in the United States for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency.  The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men.  The Company’s partners market CRINONE® 8%, STRIANT®, and three other products to additional U.S. and foreign markets.  The Company’s research and development programs include the PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy and a vaginal lidocaine product to prevent and treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Columbia Laboratories Reports Second Quarter 2008 Financial Results                                                                                                                                                        Page 3 of  5
August 7 , 2008

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about Columbia Laboratories, Inc.’s expectations regarding the Company’s strategic direction, prospects and future results, and clinical research programs, which statements are indicated by the words “will,” “plan,” “expect,” “estimate,” “should,” and similar expressions.  Such forward-looking statements involve certain risks and uncertainties; actual results may differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® 8% (progesterone gel), PROCHIEVE® 8% (progesterone gel), and STRIANT® (testosterone buccal system) in the U.S.; the timely and successful development of new products, including vaginal lidocaine to prevent and treat dysmenorrhea, and new indications for current products, including PROCHIEVE® 8% to reduce the risk of preterm birth in women with a short cervix in mid-pregnancy; the timely and successful completion of clinical studies, including the clinical studies of our vaginal lidocaine product candidate and the ongoing Phase III PREGNANT (PROCHIEVE® Extending GestatioN A New Therapy) Study of PROCHIEVE® 8% in short cervix patients; success in obtaining acceptance and approval of new products and new indications for current products by the FDA and international regulatory agencies; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, CRINONE® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.
RepHresh® is a registered trademarks of Lil’ Drug Store Products, Inc.

Contact:
James A. Meer, Senior Vice President, CFO & Treasurer
Columbia Laboratories, Inc.
(973) 486-8860

Melody A. Carey, Co-President
Rx Communications Group, LLC
(917) 322-2571

Financial Tables Follow

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
		Restated		Restated
	2008	2007	2008	2007

NET REVENUES	$18,332,549	$13,971,634	$9,263,821	$7,287,014

COST OF REVENUES	5,909,906	4,875,476	2,949,809	2,803,289
Gross profit	12,422,643	9,096,158	6,314,012	4,483,725

OPERATING EXPENSES:
Selling and distribution	6,587,605	4,061,132	3,328,039	2,163,850
General and administrative	4,549,448	3,899,773	2,429,537	1,915,248
Research and development	3,541,763	2,359,600	1,695,156	1,008,699
Amortization of licensing right	2,522,364	2,483,404	1,261,182	1,261,183
Total operating expenses	17,201,180	12,803,909	8,713,914	6,348,980

Loss from operations	(4,778,537)	(3,707,751)	(2,399,902)	(1,865,255)
OTHER INCOME (EXPENSE):
Interest income	190,660	505,589	54,339	242,033
Interest expense	(3,872,681)	(3,904,416)	(1,953,595)	(1,969,862)
Other, net	(114,409)	(18,773)	(27,013)	3,709
	(3,796,430)	(3,417,600)	(1,926,269)	(1,724,120)

Net loss	$(8,574,967)	$(7,125,351)	$(4,326,171)	$(3,589,375)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.17)	$(0.14)	$(0.08)	$(0.07)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic and diluted	52,083,106	50,713,299	52,127,332	51,342,528

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Cash and cash equivalents	$10,570,820	$17,221,811
Accounts receivable, net	4,292,466	3,810,993
Inventories	3,722,981	3,047,129
Prepaid expenses and other current assets	681,894	1,287,300
Total current assets	19,268,161	25,367,233

Property and equipment, net	688,020	651,967
Intangible assets, net	26,337,424	28,859,788
Other assets	1,590,501	1,710,289
TOTAL ASSETS	$47,884,106	$56,589,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of financing agreements	$165,888	$3,786,538
Accounts payable	3,236,060	2,215,942
Accrued expenses	4,616,761	4,903,881
Total current liabilities	8,018,709	10,906,361
Notes payable	28,764,380	27,536,178
Deferred revenue	3,222,015	3,580,880
Long-term portion of financing agreements	12,254,619	11,425,601
TOTAL LIABILITIES	52,259,723	53,449,020

Contingently redeemable Series C Convertible Preferred
Stock, 1,125 shares issued and outstanding in 2008 and 2007	1,125,000	1,125,000

Stockholders' (deficit) equity
Preferred Stock, $0.01 par value; 1,000,000 shares authorized
Series B Convertible Preferred Stock, 130 shares issued
and outstanding in 2008 and 2007	1	1
Series E Convertible Preferred Stock, 59,000 shares and 63,547
shares issued and outstanding in 2008 and 2007	590	635
Common Stock, $0.01 par value; 100,000,000
authorized; 52,378,676 and 51,730,151 shares issued
and 52,319,032 and 51,712,151 outstanding
in 2008 and 2007 respectively	523,787	517,302
Capital in excess of par value	223,537,759	222,376,941
Less cost of 59,644 and 18,000 treasury shares in 2008 and 2007	(172,189)	(54,030)
Accumulated deficit	(229,608,163)	(221,033,196)
Accumulated other comprehensive income	217,598	207,604
TOTAL STOCKHOLDERS' (DEFICIT) EQUITY	(5,500,617)	2,015,257
TOTAL LIABILITIES AND STOCKHOLDERS (DEFICIT)
EQUITY	$47,884,106	$56,589,277

See notes to condensed consolidated financial statements